FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney Chief Financial Officer (248) 358-1171 invrelations@npte.com	Leslie Loyet General Inquiries (312) 640-6672 lloyet@frbir.com

FOR IMMEDIATE RELEASE

WEDNESDAY, DECEMBER 5, 2007

NORTH POINTE HOLDINGS CORPORATION REPORTS
ASSESSMENT FROM SOUTH CAROLINA
PROPERTY AND CASUALTY INSURANCE GUARANTY ASSOCIATION

SOUTHFIELD, MI – December 5, 2007 – North Pointe Holdings Corporation (Nasdaq: NPTE) today announced it will pay an assessment issued by the South Carolina Property and Casualty Insurance Guaranty Association, Inc., which will result in an approximately $680,000 pre-tax (approximately $450,000 after-tax) expense in the fourth quarter of 2007. This assessment is directly tied to the worker’s compensation premiums of North Pointe’s recent Capital City Insurance Company acquisition. This assessment was based on two percent of Capital City’s $33.9 million direct premiums written in the State of South Carolina in 2002 and is due December 31, 2007.

The South Carolina Property and Casualty Insurance Guaranty Association handles and pays the insurance claims of South Carolina policyholders of insolvent insurance companies. This organization can assess all workers compensation insurance companies writing in South Carolina in order to fund deficits that may exist within insolvent workers compensation companies.
The Company expects to recoup these fees by incorporating them into its normal annual rates and premiums on its workers compensation policies.

About the Company

North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.

Safe Harbor Statement

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.

To learn more about North Pointe Holdings Corporation, please visit www.npte.com